Exhibit 10.2
CONSOLIDATED GRAPHICS, INC.
ANNUAL INCENTIVE COMPENSATION PLAN
(Effective as of April 1, 2008)
1. Objective. The Consolidated Graphics, Inc. Annual Incentive Compensation Plan (the “Plan”) is designed to retain selected executive officers of Consolidated Graphics, Inc. (the “Company”), a Texas corporation, and reward them for making significant contributions to the success of the Company. These objectives are to be accomplished by making annual awards under the Plan and thereby providing Participants with a financial interest in the overall performance and growth of the Company. The Plan and Awards granted hereunder are intended to be exempt from the requirements of Section 409A of the Code, and shall be interpreted and administered in a manner consistent with that intent.
2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:
“Act” means the Securities Exchange Act of 1934, as amended.
“Affiliate” or “Affiliates” shall mean and refer to any direct or indirect subsidiaries of the Company, or any other entity or entities through which the Company or any subsidiary of the Company may conduct the Company’s business.
“Award” means an incentive compensation award payable in cash and granted to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
“Award Agreement” means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.
“Beneficiary” means such person or persons, or the trustee of an inter vivos trust for the benefit of natural persons, designated by the Participant in a written election form filed with the Committee as entitled to receive the Participant’s Award(s) in the event of the Participant’s death, or if no such election form shall have been so filed, or if no designated Beneficiary survives the Participant or can be located by the Committee, the person or persons entitled thereto under the last will of such deceased Participant, or if such decedent left no will, to the legal heirs of such decedent determined in accordance with the laws of intestate succession of the state of the decedent’s domicile.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” means Consolidated Graphics, Inc., a Texas corporation, or any successor thereto.

“Effective Date” means April 1, 2008.
“Employment” means employment with the Company or an Affiliate.
“Fiscal Year” means April 1 through March 31.
“Participant” means an executive officer of the Company who receives an Award Agreement.
“Performance Period” means the Fiscal Year or (such shorter period within the Fiscal Year as may be determined by the Committee) during which the performance goals established pursuant to Section 5 are measured.
“Plan” means this Consolidated Graphics, Inc. Annual Incentive Compensation Plan, as set forth herein and as may be amended from time to time.
A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural unless the context clearly indicates otherwise.
3. Eligibility. Only executive officers of the Company are eligible to participate in this Plan. The Committee, from time to time and in its sole discretion, shall select the Participants in the Plan and participation in the Plan shall be evidenced by the execution of Award Agreements under the Plan.
4. Plan Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. All decisions of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on the Participants. The Committee shall determine all terms and conditions of the Awards. No member of the Committee shall be liable for anything done or omitted to be done by him or by any member of the Committee in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.
5. Awards and Limitations Thereon. An Award shall be paid only if specified performance goals set forth in an Award Agreement have been achieved during the course of the relevant Performance Period by an individual, the Company, an Affiliate, or one or more business units of the Company or an Affiliate, as applicable. The amount of the Award shall be determined by reference to the formula contained in the relevant Award Agreement, which shall describe the performance goal or goals and the percentage of the potential Award to be paid depending upon what level of the performance goal(s) is achieved. Performance goals shall be established no later than the earlier to occur of (1) 90 days after the commencement of the period of service to which the performance goal relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is still substantially uncertain. Performance goals may include: (a) earnings, either in the aggregate or on a per-share basis, reflecting such dilution of shares as the Committee deems appropriate, including operating earnings, pre-tax earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization; (b) gross or net revenue; (c) operating or net cash flow; (d) financial return ratios (e.g., return or net return on one or more of the following: assets, net assets, equity, invested capital, revenue); (e) margins, including net, operating or pre-tax margins; (f) total shareholder return; (g) financial ratios (e.g., debt to capitalization or debt to equity); (h) growth in financial measures or ratios (e.g., revenue, earnings, cash flow, stockholders’ equity, margins); or (i) customer satisfaction, based on specified objective goals, or a customer survey sponsored by the Company, an Affiliate, or one or more business units of the Company or an Affiliate, as applicable. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to performance goals, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. The maximum Award that may be paid to any Participant under this Plan for a Fiscal Year is an amount equal to $5 million.
6. Payment.
(a) Payment shall be made to the Participant in accordance with the terms of the Award Agreement, provided that (1) the performance goal or goals specified in the relevant Award Agreement have been achieved and (2) the Committee has reviewed and approved the Award.
(b) If, during the course of a Performance Period, the Participant takes a position with the Company or an Affiliate that is materially different from the position that he or she occupied at the commencement of such Performance Period and the Committee determines that such new position does not involve comparable or greater executive responsibilities than were enjoyed by such Participant at the beginning of such Performance Period, then the relevant Award Agreement shall automatically be terminated, unless otherwise provided in the Award Agreement. The Committee shall decide, in its sole and absolute discretion, whether the Participant shall (1) receive a payment equal to the amount of the Award for such Performance Period, pro-rated (according to the Committee’s sole discretion) to recognize the duration of the Participant’s service in the capacity to which the Award Agreement relates, or (2) forfeit any interest in any Award for such Performance Period. Notwithstanding the foregoing, the payment of any such prorated Award shall be paid only if the Committee determines that the relevant performance goals have been achieved.
(c) In the event that the Participant is not an employee on the later of (1) the last day of the Performance Period or (2) the date on which the payment is made, the Award shall be forfeited, unless otherwise specifically set forth in the Award Agreement (or any other agreement between the Participant and the Company) in a manner that complies with Section 162(m)(4)(C) of the Code and applicable authorities.

7. Tax Withholding. The Company shall deduct applicable taxes with respect to the payment of any Award and take such other action as may be necessary to satisfy all obligations for withholding of such taxes.
8. Non-Assignability. Unless otherwise determined by the Committee, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except to a Beneficiary or by will, the laws of descent and distribution or a domestic relations order. The Committee may prescribe other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 8 shall be null and void.
9. Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company, to the extent such approval is required by applicable legal requirements.
10. No Employment Guaranteed. No provision of this Plan or any Award Agreement hereunder shall confer any right upon any executive officer to continued Employment.
11. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Act or other securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

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